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                                                                 Exhibit (a)(13)


[FIDELITY LOGO]                                                    PRESS RELEASE

 FIDELITY NATIONAL INFORMATION SOLUTIONS ANNOUNCES COMMENCEMENT OF TENDER OFFER
                                    FOR MGEN

         Santa Barbara, Calif. -- (May 30, 2002) -- Fidelity National Information Solutions, Inc. (NASDAQ:FNIS), the nation's most comprehensive source for real estate-related data, technology solutions and services, today announced the formal commencement of its tender offer for all of the outstanding shares of Micro General Corporation (NASDAQ:MGEN) by filing a Registration Statement with the Securities and Exchange Commission.

         Under the terms of the previously announced tender offer, each share of MGEN common stock will be exchanged for .696 shares of FNIS common stock. The transaction is expected to close on June 28, 2002 and be followed by a merger in which MGEN will become a wholly owned subsidiary of FNIS.

         FNIS expects to issue approximately 12.9 million new shares of common stock, resulting in approximately 37.6 million outstanding shares of FNIS common stock after the tender offer is completed. Fidelity National Financial, Inc. (NYSE:FNF) will own approximately 70 percent of the outstanding stock of FNIS after the completion of the tender offer. Both FNIS and MGEN are currently majority-owned subsidiaries of FNF.

         Because the merger of MGEN and FNIS will require the exchange of outstanding stock options and warrants between entities under common control, an issue has arisen that will require the combined companies to record a compensation expense equal to the difference between the aggregate exercise prices and intrinsic value of most vested MGEN stock options and warrants on the date the merger closes.

         To reduce the stock options and warrants outstanding at the date of merger, certain affiliated parties of MGEN have volunteered to exercise their MGEN stock options and warrants
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at their original strike prices and then sell the underlying MGEN shares to unaffiliated third parties pursuant to Rule 144 or in private placements. With respect to those shares sold through private placements, the buyer must agree to tender those MGEN shares in the tender offer. The exercise of MGEN options and warrants and sale of the underlying MGEN shares by certain affiliated parties is a condition of the tender offer which may be waived by FNIS. This is in lieu of the previously contemplated, but not yet finalized, re-pricing agreements that would have required the re-pricing of those options to eliminate the premium in the tender offer and merger. As a result of this stock option and warrant exercise, those MGEN affiliated parties will forfeit any future increase in value in those stock options and warrants related to the potential appreciation of FNIS' common stock, while incurring current income tax expense that otherwise would have been deferred. The MGEN affiliated parties likely will also have to accept a discount and placement fee in the sale of the MGEN shares. This revision in the tender offer does not impact the previously announced agreement for William P. Foley, II and Patrick F. Stone to rescind the 165,000 MGEN stock options granted to each in April 2001. As a result, Mr. Foley and Mr. Stone will each forego the inherent intrinsic value of those stock options, which is estimated to be $2.3 million at the MGEN closing stock price of $21.25 on May 29, 2002.

         Fidelity National Information Solutions, Inc. (NASDAQ:FNIS) provides data, technology solutions and services to lenders, REALTORS(R) and other participants in the real estate industry. The data segment targets the information needs of lenders, originators, REALTORS(R) and residential loan servicers and provides the data solutions that these mortgage professionals require in selling homes and underwriting mortgage loans. The solutions division provides technology products and services for REALTORS(R) and brokers. FNIS is the nation's largest provider of Multiple Listing Services (MLS) systems and also supplies tools that allow REALTORS(R) and brokers to improve efficiency, lower costs, reduce risks and better manage and operate their businesses. The services segment adds value by combining manual intervention, outsourcing or
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process improvement with one or more of our data and/or solutions components.
They can range in scope from improving a single process to providing complete outsourcing capabilities.

         FNIS is a majority-owned subsidiary of Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 and Forbes 500 Company and the nation's largest title insurance and diversified real estate related services company. FNF's title insurance underwriters -- Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title -- together issue approximately 30 percent of all title insurance policies nationally. The company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada.

         In connection with the proposed transaction, FNIS will file an exchange offer prospectus and a proxy statement with the Securities and Exchange Commission today. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE AND ALL RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the exchange offer prospectus, the proxy statement and related documents from the Securities and Exchange Commission's web site at www.sec.gov. Free copies of these documents may also be obtained from FNIS by directing a request to Fidelity National Information Solutions, Inc. Investors Relations, 4050 Calle Real, Santa Barbara, California, 93110. The information contained in this press release is not an offer to sell or a solicitation to buy MGEN securities by FNIS, MGEN or any affiliate of either company.

         This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from
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time to time in the "Management Discussion and Analysis" section of the
Company's Form 10-K and other reports and filings with the Securities and Exchange Commission.



SOURCE:  Fidelity National Information Solutions, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, Fidelity National Financial, Inc., 805-696-7218, dkmurphy@fnf.com